                                                                Registration No.
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           the Securities Act of 1933


                              JMAR INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                                         68-0131180
               DELAWARE                               (I.R.S. Employer
     (State or other jurisdiction                    Identification No.)
    of incorporation or organization)


                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                    (Address of principal Executive Offices)


                       Larry M. Levy Consulting Agreement
                            (Full title of the plan)

                               Dennis E. Valentine
                             Chief Financial Officer
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                                 (619) 535-1706
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                     Proposed Maximum        Proposed Maximum
  Title of Securities         Amount to be          Offering Price Per      Aggregate Offering           Amount of
   to be Registered           Registered(1)              Share(2)                  Price            Registration Fee(3)
- -----------------------------------------------------------------------------------------------------------------------
     Common Stock,
    $.01 par value            16,414 shares               $2.44                 $40,050.16                $100.00
=======================================================================================================================

(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution adjustment provisions of the plan.

(2) In accordance with Rule 457 calculated on the basis of the average of the high and low prices for the Common Stock reported on the National Association of Securities Dealers Automated Quotation System on August 23, 1996.

(3)      The minimum registration fee is $100.00.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1996;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (d) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;

         (e)      The Company's Form 8-K, filed December 27, 1994, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the sale of Surgilase, Inc. and the Company's Form 8-K/A, filed January 10, 1995 related thereto.

         (f)      The Company's Form 8-K, filed May 31, 1996, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. and the Company's Form 8-K/A, filed August 6, 1996 related thereto.

         (g)      The Company's Form 10-C filed on May 31, 1996.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.  Description of Securities

                                 Not applicable.


Item 5.  Interests of Named Experts and Counsel.

                                 Not applicable.


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
Item 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article V of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.  Exemption from Registration Claimed.

                                 Not applicable.


Item 8.  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.


Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraph
               (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California, on the 23rd day of August, 1996.

                             JMAR INDUSTRIES, INC.


                             By:  /s/ Dennis E. Valentine
                                ---------------------------------------
                                       Dennis E. Valentine
                                       Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on August 23, 1996, in the capacities indicated.


                Signature                              Title


   /s/ JOHN S. MARTINEZ               Chairman of the Board,
- --------------------------------      Chief Executive Officer and Director
        John S. Martinez


   /s/ DENNIS E. VALENTINE            Chief Financial Officer and Principal
- --------------------------------      Accounting Officer
        Dennis E. Valentine


   /s/ C. NEIL BEER                   Director
- --------------------------------
        C. Neil Beer


   /s/ JAMES H. BANISTER, JR          Director
- --------------------------------
        James H. Banister, Jr.


   /s/ VERNON H. BLACKMAN             Director
- --------------------------------
        Vernon H. Blackman


   /s/ BARRY RESSLER                  Director
- --------------------------------
        Barry Ressler

   /s/ MARVIN  W. SEPE                Director
- --------------------------------
        Marvin W. Sepe


                                        5
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                                  EXHIBIT INDEX




No.                                           Description
- ---                                           -----------
5                         Opinion of Parker, Milliken, Clark, O'Hara &
                          Samuelian

24.1 Consent of Parker, Milliken, Clark, O'Hara & Samuelian (contained in Exhibit 5)

24.2                      Consent of Arthur Andersen & Co.

24.3                      Consent of Corbin & Wertz.


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